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EXHIBIT(a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Preferred Stock Purchase Rights)
of
SOMNUS MEDICAL TECHNOLOGIES, INC.
at
$3.11 Net Per Share
by
GYRUS ACQUISITION, INC.
a wholly owned subsidiary of
GYRUS GROUP PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JUNE 4, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF MAY 4, 2001, AMONG GYRUS GROUP PLC ("PARENT"), GYRUS ACQUISITION, INC. (THE "PURCHASER"), AND SOMNUS MEDICAL TECHNOLOGIES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY (AT A MEETING DULY CALLED AND HELD) HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY; APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER; AND RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to Wilmington Trust Company (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in Section 2. The Rights (as defined herein) are presently evidenced by certificates for common stock and a tender by stockholders of their Shares will also constitute a tender of the Rights.

    Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent"), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.

The Information Agent is:

May 7, 2001

SUMMARY TERM SHEET

    Gyrus Acquisition, Inc., is offering to purchase all of the outstanding common stock of Somnus Medical Technologies, Inc., (including the associated preferred stock purchase rights) for $3.11 net per share in cash. The following are some of the questions you, as a stockholder of Somnus, may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

Who is offering to buy my shares?

•
Our name is Gyrus Acquisition, Inc. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Somnus. We are a wholly owned subsidiary of Gyrus Group PLC, a public limited company incorporated and existing under the laws of England and Wales. See "Introduction" and Section 9—"Certain Information Concerning Parent and the Purchaser"—of this Offer to Purchase.

What shares are being sought in the offer?

•
We are seeking to purchase all of the outstanding common stock of Somnus (including the associated preferred stock purchase rights). See "Introduction" and Section 1—"Terms of the Offer"—of this Offer to Purchase.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

•
We are offering to pay $3.11 per share (including the associated preferred stock purchase rights), net to you, in cash without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1—"Terms of the Offer"—of this Offer to Purchase.

Do you have the financial resources to make payment?

•
Gyrus will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. Gyrus intends to raise approximately 100 million pounds sterling (approximately US $144 million) in a firm placing and placing and open offer of its ordinary shares on the London Stock Exchange. Gyrus will use a portion of the funds raised in the firm placing and placing and open offer to provide us with the funds required to complete our offer. This firm placing and placing and open offer is fully underwritten by WestLB Panmure Limited. See Section 10—"Source and Amount of Funds"—of this Offer to Purchase.

How long do I have to decide whether to tender in the offer?

•
You will have at least until 12:00 midnight, New York City time, on Monday, June 4, 2001, to tender your shares in the offer, unless the expiration date of the offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—"Terms of the Offer"—and Section 2—"Procedures for Tendering Shares"—of this Offer to Purchase.

Can the offer be extended and under what circumstances?

•
Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may, without the consent of Somnus, (i) extend the offer, if at the scheduled or extended expiration date of the offer any of the offer conditions described in the Merger Agreement shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the offer or any period required by applicable law, or (iii) extend the offer in order to provide a "subsequent offering period" for the offer, provided, however, that we may not extend the offer beyond July 31, 2001, without the consent of Somnus. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1—"Terms of the Offer"—of this Offer to Purchase.

How will I be notified if the offer is extended?

•
If we extend the offer, we will inform Wilmington Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer"—of this Offer to Purchase.

What are the most significant conditions to the offer?

•
The most significant conditions to the offer include the following:
•
we are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the shares of Somnus outstanding on a fully diluted basis. We have agreed not to waive this minimum tender condition without the consent of Somnus.
•
we are not obligated to purchase any tendered shares if, among other things:
•
there is a change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of Somnus and its subsidiaries, taking them together as a whole, or there has occurred any change, event or condition that, with the passage of time, would reasonably be expected to result in such an event; or
•
the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated; or
•
any provision of any applicable law or regulation or any judgment, injunction, order or decree shall prohibit the consummation of the merger or the other transactions described in this Offer to Purchase;
•
the acquisition of ENT, L.L.C. by Gyrus and other transactions contemplated by the agreement with ENT dated as of May 4, 2001, shall not have been consummated;
•
we have not received the funds, or shall not have the unconditional right to draw funds, from the firm placing and placing and open offer that Gyrus is conducting in the United Kingdom to fund our offer and the ENT acquisition; or
•
the shares that are the subject of the firm placing and placing and open offer that Gyrus is conducting in the United Kingdom to fund our offer and the ENT acquisition shall not have been admitted to the UK Listing Authority's Official List.

•
The offer is also subject to a number of other conditions. See Section 15—"Certain Conditions of the Offer"—of this Offer to Purchase.

How do I tender my shares?

•
To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Wilmington Trust Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three National Association of Securities Dealers Automated Quotation trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2—"Procedures for Tendering Shares"—of this Offer to Purchase.

Until what time can I withdraw previously tendered shares?

•
You can withdraw shares at any time until the offer has expired and, if we have not accepted for payment and paid for your shares by July 5, 2001, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1—"Terms of the Offer"—and Section 3—"Withdrawal Rights"—of this Offer to Purchase.

How do I withdraw previously tendered shares?

•
To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 1—"Terms of the Offer"—and Section 3—"Withdrawal Rights"—of this Offer to Purchase.

What does the Somnus board of directors think of the offer?

•
We are making the offer pursuant to a merger agreement among us, Gyrus and Somnus. The Somnus board of directors (at a meeting duly called and held) determined that the merger agreement, the offer and the merger are fair to and in the best interests of Somnus and the stockholders of Somnus and approved and adopted the merger agreement and the transactions contemplated thereby, including our tender offer and our proposed merger with Somnus and resolved to recommend that stockholders accept the offer and tender their shares.

Have any stockholders agreed to tender their shares?

•
Yes. Certain officers and directors of Somnus have entered into stockholder agreements with Gyrus under which they have agreed to tender all of their shares of Somnus. These stockholders own, in the aggregate, approximately 14% of the outstanding common stock of Somnus on a fully diluted basis, including options. See Section 13—"The Merger Agreement; the Company Stockholder Agreement; "—of this Offer to Purchase.

Will the tender offer be followed by a merger if all the shares are not tendered in the offer?

•
If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis of Somnus, we will merge with Somnus, provided that all the conditions to the Merger are met or waived by us. If that merger takes place, Somnus will become a wholly owned subsidiary of Gyrus, and each issued and then-outstanding Somnus share will be cancelled and converted automatically into the right to receive $3.11 per share in cash (or any higher price per share that is paid in the offer), without interest.
•
There are no dissenters' rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have dissenters' rights under Delaware law. See Section 13—"The Merger Agreement; the Company Stockholder Agreement;—Dissenters' Rights"—of this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

•
If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue dissenters' rights under Delaware law. Therefore, if the merger takes place and you do not perfect your dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and the number of shares of Somnus that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on The National Association of Securities Dealers Automated Quotation System—National Market or any other securities exchange, and Somnus may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. Further, the shares may no longer constitute "margin securities" under the regulations of the Federal Reserve Board. See Section 7—"Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations"—of this Offer to Purchase.

What is the market value of my shares as of a recent date?

•
On May 3, 2001, the last trading day before Somnus and Gyrus announced that they had signed the merger agreement, the last sale price of the shares reported on The National Association of Securities Dealers Automated Quotation System—National Market was $1.65 per share. On May 4, the last trading day before we commenced our tender offer, the last sale price of the shares reported on The National Association of Securties Dealers Automated Quotation System—National Market was $2.87 per share. We advise you to obtain a recent quotation for shares of Somnus in deciding whether to tender your shares. See Section 6—"Price Range of the Shares; Dividends on the Shares"—of this Offer to Purchase.

To whom can I talk if I have questions about the tender offer?

•
You can call the Information Agent at (800) 322-2885 (toll free) or (212) 929-5500 (call collect). MacKenzie Partners, Inc., is acting as the information agent. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Somnus Medical Technologies, Inc.:

INTRODUCTION

    GYRUS ACQUISITION, INC., a Delaware corporation (the "Purchaser") and wholly owned subsidiary of GYRUS GROUP PLC, a public limited company incorporated and existing under the laws of England and Wales ("Parent"), hereby offers to purchase all the outstanding shares of common stock, par value $0.001 per share ("Common Stock"), of SOMNUS MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 6, 1998, between the Company and ComputerShare Trust Company, Inc. (formerly known as American Securities Transfer, Incorporated), as Rights Agent (the "Rights Agreement") (the Common Stock and the Rights together are referred to herein as the "Shares") at a price of $3.11 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Wilmington Trust Company, which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16—"Legal Matters."

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 4, 2001, among Parent, the Purchaser and the Company (the "Merger Agreement"), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

    The Merger Agreement is more fully described in Section 13—"The Merger Agreement; The Company Stockholder Agreement."

    Concurrently with the execution of the Merger Agreement, certain stockholders and optionholders (the "Selling Stockholders") entered into Company Stockholder Agreements dated as of May 3, 2001, with Parent and Purchaser (each, a "Company Stockholder Agreement"). The Selling Stockholders beneficially own 2,784,389 shares of Common Stock representing approximately 14% of the total outstanding Shares calculated on a fully diluted basis, including options. Pursuant to the Company Stockholder Agreements, the Selling Stockholders have agreed, among other things, to validly tender pursuant to the Offer and not withdraw, unless and until the Merger Agreement is either terminated in accordance with its terms without the Shares being purchased in the Offer or the Merger becomes effective in accordance with its terms and conditions, all Shares that are owned of record or beneficially by such Selling Stockholders, and to vote such Shares in favor of the Merger, in each case upon the terms and subject to conditions and limitations set forth in the Company Stockholder Agreements. The Company Stockholder Agreement is more fully described below.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") (AT A MEETING DULY CALLED AND HELD), HAS (X) DETERMINED THAT THE MERGER

AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY; (Y) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER; AND (Z) RESOLVED TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER (THE DETERMINATIONS, APPROVALS AND RECOMMENDATIONS OF THE COMPANY BOARD SET FORTH IN CLAUSES (X), (Y) AND (Z) ABOVE BEING COLLECTIVELY REFERRED TO AS THE "RECOMMENDATION"). THE FACTORS CONSIDERED BY THE COMPANY BOARD IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

    ABN AMRO Incorporated ("AAI") (which purchased the U.S. investment banking business of ING Barings LLC), the Company's financial advisor, has delivered to the Company Board a written opinion, dated May 3, 2001, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in such opinion, the $3.11 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent and its affiliates) was fair, from a financial point of view, to such holders. A copy of AAI's opinion is included as an annex to the Schedule 14D-9. Stockholders are urged to, and should, read the Schedule 14D-9 and such opinion carefully in their entirety.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 HEREOF) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION"); (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER AND ANY OTHER WAITING PERIODS UNDER ANY OTHER APPLICABLE MATERIAL COMPETITION, MERGER, CONTROL, ANTITRUST OR SIMILAR LAW OR REGULATION SHALL HAVE EXPIRED OR BEEN TERMINATED; (C) THE ACQUISITION OF ENT, L.L.C. ("ENT") BY PARENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE AGREEMENT WITH ENT DATED AS OF MAY 4, 2001 (THE "ENT AGREEMENT"), SHALL HAVE BEEN CONSUMMATED; (D) PARENT SHALL HAVE RECEIVED THE FUNDS, OR SHALL HAVE THE UNCONDITIONAL RIGHT TO DRAW FUNDS, FROM THE FIRM PLACING AND PLACING AND OPEN OFFER PARENT IS CONDUCTING IN THE UNITED KINGDOM TO FUND THE OFFER AND THE ENT ACQUISITION; AND (E) THE SHARES THAT ARE THE SUBJECT OF THE FIRM PLACING AND PLACING AND OPEN OFFER PARENT IS CONDUCTING IN THE UNITED KINGDOM TO FUND THE OFFER AND THE ENT ACQUISITION SHALL HAVE BEEN ADMITTED TO THE U.K. LISTING AUTHORITY'S OFFICIAL LIST.

    Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required under applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to approve and adopt a "short-form" merger pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by any other stockholder of the Company. In such event, the Purchaser would effect the Merger without any action by any other stockholder of the Company as promptly as practicable following the purchase of Shares pursuant to the Offer. See Section 13—"The Merger Agreement; The Company Stockholder Agreement."

    The Company has informed the Purchaser that, as of May 4, there were 20,627,861 fully diluted Shares, consisting of 17,355,986 Shares issued and outstanding, 3,204,375 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares from the Company, and 67,500 Shares reserved for issuance upon the exercise of outstanding warrants to purchase Shares from the Company. Based upon the foregoing and assuming that no Shares are otherwise issued after May 4, 2001, the Minimum Tender Condition will be satisfied if at least 10,313,931 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of fully diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Tender Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company Board and to effect the Merger without the affirmative vote of any other stockholder of the Company. See Section 13—"The Merger Agreement; The Company Stockholder Agreement."

    No dissenters' rights are available in connection with the Offer. Stockholders may exercise dissenters' rights under the DGCL in connection with the Merger, however, regardless of whether the Merger is consummated with or without a vote of the stockholders.

    The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the offer and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give the Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph) multiplied by the percentage that the aggregate number of Shares then beneficially owned by the Purchaser or any affiliate of the Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

    The Purchaser may provide a subsequent offering period in connection with the Offer. If the Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof before 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5—"Certain U.S. Federal Income Tax Consequences."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on June 4, 2001, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    Pursuant to the Merger Agreement, Purchaser may, at any time and from time to time, take one or more of the following actions without the consent of the Company: (a) extend the Offer for one or more periods of time that the Purchaser reasonably believes are necessary to cause the conditions to the Offer to be satisfied, if at the Expiration Date any of the conditions to the Purchaser's obligation to accept Shares for payment is not satisfied or waived, until such time as all such conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof that is applicable to the Offer or (c) extend the Offer to provide a "subsequent offering period" if on such Expiration Date the Minimum Condition has been satisfied but less than 90% of the outstanding Shares have been tendered in the Offer. Concurrently with the execution of the Merger Agreement, certain stockholders of the Company (the "Selling Stockholders") entered into Company Stockholder Agreements, dated as of May 3, 2001, with Parent and Purchaser (each, a "Company Stockholder Agreement"). The Selling Stockholders beneficially own 2,784,389 shares of Common Stock representing 14.6% of the total outstanding Shares (excluding options) or 13.5% of the total outstanding Shares calculated on a fully diluted basis, including options. Pursuant to the Company Stockholder Agreements, the Selling Stockholders have agreed, among other things, to validly tender pursuant to the Offer and not withdraw, unless and until the Merger Agreement is terminated in accordance with its terms without the Shares being purchased in the Offer or the Merger becomes effective in accordance with the terms and conditions of the Merger Agreement, all Shares that are owned of record or beneficially by such Selling Stockholders and vote such Shares in favor of the Merger, in each case upon the terms and subject to conditions and limitations set forth in the Company Stockholder Agreement. The Company Stockholder Agreement is more fully described below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    The Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions of the Merger Agreement, at any time and from time to time prior to the Expiration Date, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, in each case in its sole discretion; provided, however, that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer or change the form of consideration payable in the Offer, (iii) amend or waive the Minimum Tender Condition or add to the conditions of the Offer, (iv) except as provided above, extend the Offer, or (v) otherwise amend the terms of Offer in any manner adverse to the holders of Shares.

    If by 12:00 midnight, New York City time, on June 4, 2001 (or any later date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Tender Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) except as set forth above, to amend the Offer. In the event that Purchaser waives any of the conditions set forth in this Offer to Purchase in Section 15—"Certain Conditions Of The Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that the Purchaser disseminate information concerning such waiver.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase in Section 3—"Withdrawal Rights." However, as described above, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next Business Day (as defined below) after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14(e)-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, "Business Day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders, and such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer.

    Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance of the Shares for payment pursuant to the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

    During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the

Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after June 4, 2001. In the event the Purchaser elects to provide a Subsequent Offering Period, it will make a public announcement thereof before 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

    THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14d-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES

    Valid Tender of Shares.  For a stockholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY

TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (a) such tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

    (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "Trading Day" is any day on which the National Association of Securities Dealers Automated Quotation System ("Nasdaq") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Preferred Stock Purchase Rights.  The Rights Agreement has been amended as of May 3, 2001, to exempt from the provisions of the Rights Agreement the Merger Agreement, the acquisition of Shares by the Purchaser pursuant to the Offer and the other transactions contemplated by the Merger Agreement. The Rights are represented by and transferred with the Shares. Accordingly a tender of Shares will constitute a tender of the associated Rights.

    Other Requirements.  Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Appointment.  By executing a Letter of Transmittal (or facsimile thereof), (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 4, 2001. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

    Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

    Backup Withholding Tax.  In order to avoid U.S. federal backup withholding tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding tax. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and any payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding tax (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding tax. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding tax. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 5, 2001 unless, as described below, such Shares are tendered during any Subsequent Offering Period.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2—"Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2—"Procedures for Tendering Shares" at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3—"Withdrawal Rights" promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act, and any other applicable material competition, merger, control, antitrust or similar law or regulation. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2—"Procedures for Tendering Shares," a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    The per-Share consideration paid to any stockholder pursuant to the Offer will be the highest per-Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3—"Withdrawal Rights."

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder as consideration for the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be, and the adjusted tax basis of such Shares. Gain or loss will be calculated separately for each block of Shares that have the same holding period and adjusted tax basis. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to a 31% federal backup withholding tax unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding tax and otherwise complies with the applicable requirements of the backup withholding tax rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding tax may be subject to a penalty imposed by the IRS. See "Backup Withholding Tax" under Section 2—"Procedures for Tendering Shares." Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding tax.

    If U.S. federal backup withholding tax applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding tax is not an additional tax. Rather, the amount of the backup withholding tax can be credited against the U.S. federal income tax liability of the person subject to the backup withholding tax, provided that the required information is given to the IRS. If backup withholding tax results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

    The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code—such as non-U.S. persons, insurance companies, tax-exempt organizations, partnerships, dealers or traders in securities and financial institutions—and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are listed on the Nasdaq National Market under the symbol "SOMN." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on the Nasdaq National Market based on published financial sources.

	High	Low
Year ended December 31, 1999:
First quarter	$3.88	$2.25
Second quarter	3.25	2.13
Third quarter	3.32	2.13
Fourth quarter	2.75	1.43
Year ended December 31, 2000:
First quarter	6.38	1.94
Second quarter	4.94	1.19
Third quarter	5.38	1.50
Fourth quarter	2.25	0.38
First quarter of 2001:	2.00	0.50

    On May 3, 2001, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $1.65 per Share. On May 4, the last full trading day before the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $2.87 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Company had never paid a cash dividend on its common stock and expected that future earnings would be retained for use in its business.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    The Nasdaq Stock Market Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion on The Nasdaq Stock Market, which requires that an issuer either (i) to qualify as a Nasdaq Smallcap Market security, have at least 750,000 publicly held shares held by at least 400 round-lot stockholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) less total liabilities) of at least $4,000,000 and have a minimum bid price of $1 or (ii) to qualify as a Nasdaq National Market security, have at least 1,100,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the NASDAQ Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the price per Share to be paid in the Offer. In the Merger Agreement, the Company has represented that, as of May 4, 2001, 17,355,986 Shares were issued and outstanding.

    Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders.

    Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    Margin Regulations.  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Delaware corporation with its principal offices at 285 N. Wolfe Road, Sunnyvale, California 94086, telephone number (408) 773-9121. According to the Company's Annual Report for the fiscal year ended December 31, 2000, the Company designs, develops, manufactures and markets innovative medical devices that utilize their proprietary temperature controlled radio frequency, or TCRF, technology for the treatment of upper airway disorders.

    Set forth below is certain selected financial data with respect to the Company and its subsidiaries excerpted from the data contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. More comprehensive financial data is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial data (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

SOMNUS MEDICAL TECHNOLOGIES, INC.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share amounts)

	Year Ended December 31,
	1998	1999	2000
Income Statement Data:
Product Revenue	$7,356	$11,665	$12,062
Cost of Sales	5,565	6,468	6,373
Gross Margin	1,791	5,197	5,689
Operating Income (Loss)	(21,382)	(14,589)	(11,446)
Net Income (Loss)	(19,328)	(13,150)	(10,707)
Basic Earnings (Loss) Per Share	(1.41)	(.92)	(.74)
Diluted Earnings (Loss) Per Share	(1.41)	(.92)	(.74)
	At December 31,
	1998	1999	2000
Balance Sheet Data:
Total Current Assets	$34,826	$23,111	$9,781
Total Assets	36,512	24,798	12,228
Total Current Liabilities	7,973	7,973	5,672
Total Liabilities	7,973	7,973	5,672
Total Stockholder's Equity	29,428	16,825	6,556

    Available Information.  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information should also be available for inspection at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, Washington, D.C. 20006. The Parent's SEC filings are also available to the public over the Internet at EDGAR Online, Inc.'s web site (http://www.freeedgar.com).

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

    The Purchaser, a Delaware corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. It is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available. The principal executive office and telephone number of the Purchaser are those of the Parent.

    Parent is a public limited company incorporated and existing under the laws of England and Wales. The principal executive office of Parent is located at Fortran Road, St. Mellons, Cardiff, CF3 OLT, United Kingdom, telephone number 44 1189 219 750. Parent develops bipolar radio frequency technologies for the minimal access surgery markets, with a particular concentration in the arthroscopic, hysteroscopic and urology markets.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Parent or the Purchaser, or any of the persons so listed, (i) beneficially owns any equity security of the Company, (ii) has effected any transaction in any equity security of the Company during the past 60 days, (iii) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years, or (iv) has been a party during the last five years, to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Parent is exempt from the informational filing requirements of the Exchange Act. Parent is listed and files financial and other information pursuant to the requirements of the UK Listing Authority.

    Set forth below is certain selected financial data with respect to the Parent and its subsidiaries extracted or derived from the consolidated audited financial statements of Parent for each of the years ended 30 June 1998 and 30 June 1999, and for the eighteen-month period ended 31 December 2000.

GYRUS GROUP PLC

CONSOLIDATED PROFIT AND LOSS ACCOUNTS

	Year ended 30 June 1998	Year ended 30 June 1999	Eighteen months ended 31 December 2000
	£000	£000	£000
Turnover—Existing Operations	5,709	9,396	17,321
Acquisitions	—	—	9,370

Continuing Operations	5,709	9,396	26,691
Cost of Sales	(4,043)	(5,697)	(12,916)

Gross Profit	1,666	3,699	13,775
Operating Expenses*	(6,078)	(6,535)	(17,385)

Operating Loss—Existing Operations	(4,412)	(2,836)	(4,247)
Operating Profit—Acquisitions	—	—	637

Operating Loss—Continuing Operations	(4,412)	(2,836)	(3,610)
Interest receivable and similar income	506	441	481
Interest payable and similar charges	(100)	(61)	(84)

Loss on Ordinary Activities, Before and After Taxation, Being the Loss for the Financial Year	(4,006)	(2,456)	(3,213)

Loss per Ordinary Share	—	—	—
Basic and Diluted	(14.9)p	(7.9)p	(8.6)p

    *Operating expenses includes goodwill amortization of £1,156,000 in the eighteen-month period ended 31 December 2000 (1999: £Nil, 1998: £Nil). Operating expenses in the year ended 30 June 1999 includes an exceptional expense relating to the settlement of intellectual property litigation of £874,000.

    There were no recognized gains or losses other than the loss for each of the periods stated above.

GYRUS GROUP PLC

CONSOLIDATED BALANCE SHEETS

	As at 30 June 1998	As at 30 June 1999	As at 31 December 2000
	£000	£000	£000
Fixed Assets
Goodwill	—	—	31,918
Tangible Assets	1,773	1,376	2,802

	1,773	1,376	34,720
Current Assets
Stocks	1,550	2,376	5,325
Debtors	1,527	1,883	5,638
Investments	8,300	4,000	5,700
Cash at Bank and in Hand	378	972	1,956

	11,755	9,231	18,619
Creditors; Amounts Falling Due Within One Year	(2,401)	(2,403)	(3,868)

Net Current Assets	9,354	6,828	14,751

Total Assets Less Current Liabilities	11,127	8,204	49,471
Creditors: Amounts Falling Due After More Than One Year	(291)	(198)	(486)
Deferred Income	(749)	—	—

Net Assets	10,087	8,006	48,985

Capital and Reserves
Share Capital	1,633	1,634	1,766
Share Premium Account	12,221	12,357	56,097
Merger Reserve	3,561	3,561	3,561
Profit and Loss Account	(7,328)	(9,546)	(12,439)

Equity Shareholders' Funds	10,087	8,006	48,985

GYRUS GROUP PLC

CONSOLIDATED CASH FLOW STATEMENTS

	Year ended 30 June 1998	Year ended 30 June 1999	Eighteen months ended 31 December 2000
	£000	£000	£000
Net Cash Outflow from Operating Activities	(5,207)	(3,729)	(4,431)
Returns on Investment and Servicing of Finance	332	398	453
Taxation	—	—	—
Capital Expenditure	(958)	(296)	(1,863)
Acquisition	—	—	(34,973)

Cash Outflow Before Use of Liquid Resources and Financing	(5,833)	(3,627)	(40,814)
Management of Liquid Resources	(8,300)	4,300	(1,700)

	(14,133)	673	(42,514)
Financing	13,577	(79)	43,429

Increase (decrease) in Cash	(556)	594	915

GYRUS GROUP PLC

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

	Year ended 30 June 1998	Year ended 30 June 1999	Eighteen months ended 31 December 2000
	£000	£000	£000
Increase (decrease) in Cash in Year	(556)	594	915
Cash Outflow from Decrease in Debt and Lease Financing	200	149	143
Increase (decrease) in Liquid Funds	8,300	(4,300)	1,700

Changes in Net Funds Resulting from Cash Flows	7,944	(3,557)	2,758
Inception of New Finance Leases	(71)	(18)	(537)
Loan Notes Issued on Acquisition of Business	—	—	—

Change in Net Funds	7,873	(3,575)	2,221
Net Funds at Beginning of Period	380	8,253	4,678

Net Funds at End of Period	8,253	4,678	6,899

GYRUS GROUP PLC

HISTORICAL FINANCIAL DATA

  Summary of Significant Differences between UK GAAP Followed by Gyrus Group PLC and US GAAP.

    The financial information set out above has been prepared under UK GAAP, which differs in certain significant respects from US GAAP. However, there are no significant differences between UK GAAP and US GAAP which would materially affect the net loss and shareholders' equity of Gyrus Group PLC (the "Group") for each of the two years ended 30 June 1998 and 30 June 1999 and for the eighteen-month period ended 31 December 2000.

    Consequently, the net loss and shareholders' equity for each period shown in the financial information above would not be affected by the application of US GAAP.

    The main differences resulting from the application of US GAAP would be the reclassification of certain items within the balance sheet and cash flow statements, as shown below.

    Current Liabilities.  Deferred income (18 months ended 31 December 2000: nil pounds sterling, year ended 30 June 1999: nil pounds sterling and year ended 30 June 1998: 749,000 pounds sterling), included for UK GAAP purposes as a separate line after creditors falling due in more than one year, represents amounts that the Group expects to be utilized within one year, which would be reclassified to current liabilities under US GAAP.

    Consolidated Statements of Cash Flows.  The consolidated statements of cash flows prepared under UK GAAP in accordance with Financial Reporting Standard No 1 (Revised 1996), "Cash flow statements," present substantially the same information as that required under US GAAP: Statement of Financial Accounting Standard Number 95, "Statements of Cash Flows." These standards differ, however, with regard to classification of items within the statements and as regards the definition of the cash and cash equivalents.

    Under UK GAAP, cash does not include short-term deposits and investments that cannot be withdrawn without notice and without incurring a penalty. Such items are shown as current asset investments. Under US GAAP deposits with a maturity of less than three months at inception that are convertible into known amounts of cash are included as cash and cash equivalents. Under UK GAAP, cash flows are presented separately for operating activities, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, management of liquid resources and financing activities. US GAAP, however, requires only three categories of cash flow activity to be reported; operating, investing and financing. Cash flows from taxation and returns on investment and servicing of finance, shown under UK GAAP, are included as operating activities under US GAAP.

    Summarized consolidated cash flow statements under US GAAP would be as follows:

	Year Ended 30 June 1998	Year Ended 30 June 1999	18 Months Ended 31 December 2000
	£000	£000	£000
Cash outflow from operating activities	(4,875)	(3,331)	(3,978)
Cash outflow on investing activities	(958)	(296)	(36,836)
Cash (outflow) inflow from financing activities	13,577	(79)	43,429

(Decrease) increase in cash and cash equivalents	7,744	(3,706)	2,615
Cash and cash equivalents at beginning of period	934	8,678	4,972

Cash and cash equivalents at end of period	8,678	4,972	7,587

    Other Differences.  Other minor differences exist between UK GAAP and US GAAP in respect of certain items reflected in the financial information. Such differences are immaterial to the reconciliation of net losses and shareholders' equity and have been excluded accordingly.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer (assuming the exercise of all outstanding vested options and outstanding warrants and after deducting the proceeds of such exercise) and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $57 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution that will be made by Parent to the

Purchaser. Such funds are expected to be made available from the proceeds of a Firm Placing and Placing and Open Offer (the "Firm Placing and Placing and Open Offer") of 38,461,612 new ordinary 1p shares of Parent (the "New Parent Shares"), to raise approximately 100 million pounds sterling (approximately US $144 million) (the "Share Issuance"). In addition to providing funds for the Offer and Merger, the proceeds of the Firm Placing and Placing and Open Offer will also be used to fund Parent's purchase of the ear, nose and throat business of Smith and Nephew, Inc. pursuant to an agreement dated May 4, 2001 among Parent, a newly formed subsidiary of Parent, and Smith and Nephew (the "ENT Agreement"). The New Parent Shares will be listed on the London Stock Exchange, and will be issued to certain institutional investors and to Parent's existing shareholders. The firm placing and placing and open offer is being fully underwritten by WestLB Panmure Limited ("WestLB Panmure").

    The Firm Placing and Placing and Open Offer is conditional on, inter alia, the following:

  •
  the conditions to the Somnus Placing Agreement and the ENT Placing Agreement (the "Placing Agreements") between the Company and WestLB Panmure Limited ("WestLB Panmure") being satisfied or waived (as the case may be) by 9:00 a.m. on June 5, 2001 (or such later date not being later than 9:00 a.m. on July 31, 2001 as may be agreed by WestLB Panmure;

  •
  WestLB Panmure not having terminated its obligations under the Placing Agreements;

  •
  the passing of the resolutions relating to the ENT Acquisition and the Offer to be proposed at the extraordinary general meeting of Parent, including approval and adoption of the Merger Agreement, the Merger and the firm placing and placing and open offer by the requisite vote of the shareholders of Parent;

  •
  the ENT Agreement becoming unconditional in all respects;

  •
  the Offer becoming unconditional in all respects; and

  •
  admission of the New Parent Shares to the UK Listing Authority's Official List ("Admission").

    Parent and the Purchaser have not established any alternative financing arrangements or plans in the event that the firm placing and placing and open offer is not successfully completed.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    On December 7, 2000, the Company announced that it had retained AAI as its exclusive financial adviser to provide the Company with investment banking services and financial advice on strategic options, including raising capital through the sale of stock as well as a possible sale of the Company.

    On December 12, 2000, Nomura International plc ("Nomura") contacted AAI on behalf of Parent to express Parent's interest in a potential transaction with the Company. Parent and the Company entered into a confidentiality agreement on January 3, 2001, and AAI provided Parent with certain confidential information about the Company. Parent was informed that a number of parties had expressed an interest in acquiring the Company and had been provided with the same confidential information, and that AAI had invited these parties to submit their preliminary proposals for an acquisition of the outstanding common stock of the Company.

    On January 18, 2001, Parent submitted a non-binding, preliminary indication of interest to acquire all of the Company's outstanding common stock, options and warrants at a price of $2 per share, in cash, with standard conditions.

    Following a review by the Company of the preliminary indications of interest it had received, on January 22, 2001, AAI informed the Company that a number of interested parties, including Parent, were being invited to conduct detailed investigations of the Company. During the week of January 29,

2001, representatives of Parent, including Nomura, visited the Company's headquarters to conduct initial due diligence into the business of the Company.

    On February 9, 2001, AAI invited the remaining interested parties to submit revised offers to the Company and on February 21, 2001, Parent submitted a revised offer letter of $3 per share in cash. This revised offer letter was subject to a variety of conditions, including satisfactory completion of Parent's due diligence investigation of the Company.

    In response to Parent's revised offer letter and upon direction from the Company Board, AAI informed Nomura that the Company Board did not believe that Parent's revised offer was indicative of the Company's value and that the Company Board was therefore unwilling to recommend that the Company's shareholders accept an offer for the Company at this price. Following further discussions between Parent and the Company, on March 2, 2001, Parent submitted a further revised offer of $3.375 per share in cash, subject to the same conditions as Parent's previous offer.

    As part of the process of finalizing its investigations into the Company, representatives of Parent, including Nomura, made a further visit to the Company's headquarters during the week of March 19, 2001. In recognition of the significant costs that Parent would incur in pursuing the Merger and to induce Parent to proceed with negotiation of the merger agreement, on April 10, 2001, the Company agreed that it would not solicit, initiate or encourage any alternative merger proposals during a period ending on May 1, 2001.

    On April 10, 2001, representatives of Gyrus' placing agent, WestLB Panmure Limited, met with Somnus' management team and toured its facilities as part of its due diligence in connection with the financing of the transaction.

    On April 12, 2001, John Schulte, Robert McCulloch and David Musket of the Company, along with representatives of AAI, met with Brian Steer and Tom Murphy of Parent, along with representatives of Nomura, to continue the negotiations of the terms of the proposed transaction and to discuss the Company's operating results for the first quarter of 2001. The Company and its legal representatives and Parent and its legal representatives continued to negotiate the terms of the proposed merger agreement during the weeks commencing April 23, 2001, and April 30, 2001.

    On April 26, 2001, the Company announced that it had completed a private placement to raise $3.35 million. As a result of this private placement, Parent increased its offer by approximately $3.35 million subject to the same conditions as the previous offer. As a result of the issuance by the Company of 2.5 million new shares in connection with the private placement, the revised offer by the Parent corresponded to a new offer price of $3.11 per share.

    On May 3, 2001, AAI rendered to the Company Board an opinion that the consideration to be received by stockholders of Somnus is fair to the stockholders of Somnus, from a financial point of view. Based upon discussions, presentations and this opinion, on May 3, 2001, the Company Board approved the Merger and determined that the terms of the Merger are fair to, and in the best interests of, the shareholders of the Company and resolved to recommend that shareholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the terms of the Offer.

    The Merger Agreement was signed and made effective as of May 4, 2001, and Parent and the Company each issued a press release on May 4, 2001. Parent also entered into the Somnus Placing Agreement and the ENT Placing Agreement, each effective as of May 4, 2001, with West LB Panmure to fully underwrite the Firm Placing and Placing and Open Offer.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

PURPOSE OF THE OFFER

    The purpose of the Offer is to enable Parent to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. Upon consummation of the Merger, the Purchaser, a wholly owned subsidiary of Parent, will merge with and into the Company. The acquisition of equity in the Company has been structured as a cash tender offer followed by a merger in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's public stockholders to Parent and to provide those stockholders with cash for all of their Shares. In the Merger, each outstanding Share will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

    Under the DGCL, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of the majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. If Purchaser acquires a number of shares sufficient to satisfy the Minimum Condition, Purchaser and Parent together will have sufficient voting power to approve and adopt the Merger Agreement and the Merger at a stockholders' meeting without the vote of any other stockholder of the Company.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required under the DGCL.

PLANS FOR THE COMPANY

    If a majority of the outstanding Shares are purchased by the Purchaser pursuant to the Offer, Parent may designate its representatives to constitute a majority of the Company Board. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, actions or changes would be desirable in light of the circumstances then existing (including steps to integrate the operations of the Company with those of Parent under the direction of Parent's management as well as the implementation of technical and industrial savings and synergies created by the transaction), and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, capitalization, management or dividend policy.

    Except as described above or elsewhere in this Offer to Purchase, Parent and the Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, or (iv) any other material change in the Company's corporate structure or business.

13. THE MERGER AGREEMENT; THE COMPANY STOCKHOLDER AGREEMENT

THE MERGER AGREEMENT

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into the

Company, with the Company being the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and each issued Share (other than Shares owned by Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash, without interest thereon.

    The Company Action.  The Merger Agreement states that the Company Board (i) determined that the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

    Vote Required to Approve Merger.  The DGCL requires, among other things, that, if the "short-form" merger procedure described below is not available, the adoption of any plan of merger or consolidation of the Company must be approved by the holders of a majority of the Company's outstanding Common Stock. The Company's Certificate of Incorporation permits approval of the Merger Agreement by the holders of a majority of the Company's outstanding Common Stock. Consequently, if the "short-form" merger procedure is not available, the Company will call and hold a meeting of its stockholders promptly following the consummation of the Offer for the purpose of voting upon the approval of the Merger and the Merger Agreement. At such meeting all shares of Common Stock then owned by Parent or the Purchaser will be voted in favor of the approval of the Merger and the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding shares of Company Common Stock (which would be the case if the Minimum Tender Condition were satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

    The DGCL provides that, if a parent company owns at least 90% of the outstanding shares of each class of the voting stock of another corporation, the parent company may effect a "short-form" merger pursuant to which the subsidiary can be merged into the parent company without a stockholder vote.

    Conditions to the Tender Offer.  The Merger Agreement provides that the Purchaser shall not be required to accept for payment or pay for any Shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the payment for any tendered Shares, if by the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement in the event that (i) the Minimum Condition is not met or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated.

    In addition, notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for any Shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), the payment for any tendered Shares, if at any time prior to acceptance for payment of or payment for shares of Common Stock, any of the following events or conditions shall occur or exist:

    (a) there shall have been instituted or be pending any action or proceeding by any Governmental Entity, whether or not having the force of law, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the shares of Common Stock by the Purchaser, Parent or any affiliate of Parent or the consummation by the Purchaser or Parent of the Offer or the Merger, or

seeking to obtain damages in connection with the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or the Purchaser's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of any portion of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its subsidiaries, or any of their respective affiliates, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its subsidiaries or any of their respective affiliates, (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any shares of Common Stock; or

    (b) there shall have been any action taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to Parent or the Purchaser or any other subsidiary or affiliate of Parent, the Company or any of its Subsidiaries or the Offer, the acceptance for payment of or payment for any shares of Common Stock, the Merger or any other transaction contemplated under the Merger or the Offer, by any Governmental Entity (other than the application of the routine waiting period provisions of the HSR Act), that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (a) above; or

    (c) an event shall have occurred that has had a Company Material Adverse Effect; or

    (d) the Company shall have breached or failed to perform in any respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any respect when made or at any time prior to consummation of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of a certain date, which shall be true as of such date), and in either case the effect thereof shall have had a Company Material Adverse Effect; or

    (e) the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer, or

    (f)  the issuance of New Parent Shares shall not have been completed in accordance with the Somnus Placing Agreement; or

    (g) the issuance of New Parent Shares shall not have been completed in accordance with the ENT Placing Agreement; or

    (h) the New Parent Shares to be issued pursuant to the Somnus Placing Agreement shall not have been admitted to the U.K. Listing Authority's Official List; or

    (i)  the New Parent Shares to the issued pursuant to the ENT Placing Agreement shall not have been admitted to the U.K. Listing Authority's Official List; or

    (j)  the transactions contemplated by the ENT Agreement shall not have been consummated.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted or waived by Parent or the Purchaser, regardless of the circumstances giving rise to any such condition, in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

    Conditions to the ENT Agreement.  The ENT Agreement is conditional inter alia on the following:

  •
  the waiting period under the HSR Act shall have expired or been terminated, and all other approvals and actions of or by all United States governmental bodies which are necessary to consummate the transactions contemplated in the ENT Agreement shall have been obtained or taken place;

  •
  there shall not be instituted, enacted, entered, enforced, promulgated or issued by any governmental body in any country identified in the ENT Agreement any action, statute, rule, regulation, judgment, order or injunction (i) challenging or seeking to make illegal, or to delay or otherwise restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by the acquiring company of all or a material portion of the business or assets of ENT, or to compel the acquiring company or any of its affiliates or ENT to dispose of or to hold separately all or a material portion of the business or assets of ENT and its affiliates or of ENT, as a result of the transactions contemplated by the ENT Agreement, (iii) seeking to require direct or indirect transfer or sale by the acquiring company of any of the interests in ENT, or (iv) seeking to invalidate or render unenforceable any material provision of the ENT Agreement or certain related agreements;

  •
  there shall have been no damage, destruction or loss of or to any property or properties owned or used by ENT, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the assets, business, operations or financial condition of ENT taken as a whole;

  •
  the shareholders of Parent shall have approved the ENT Agreement and the related Placing Agreement and the consummation of the transactions contemplated thereby;

  •
  the admission of the ordinary shares of Parent to be sold pursuant to the Placing Agreement related to the ENT Agreement to the Official List of the U.K. Listing Authority and to trading on the market for listed securities of the London Stock Exchange shall have become effective in accordance with all applicable rules and regulations.

    The parties may, notwithstanding the failure of any one or more of the foregoing conditions, proceed with the closing of the ENT Agreement without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver

    Conditions to the Merger.  The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following:

    (a) if required, the shareholders of the Company shall have adopted the Merger Agreement and approved the Merger in accordance with the DGCL and the Certificate of Incorporation of the Company (the "Stockholder Approval") (as defined below under "Termination of the Merger Agreement") shall have been obtained;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

    (d) the Purchaser shall have accepted for payment and paid for all of the Shares tendered pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or the Purchaser if, in breach of the Merger Agreement or the terms of the Offer, the Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer; and

    (e) the Merger Agreement, the Merger and the placing of ordinary shares of Parent on the London Stock Exchange shall have been approved and adopted by the requisite vote of the stockholders of Parent in accordance with the U.K. Companies Act of 1985 (as amended) and Parent's Articles of Incorporation.

    Termination of the Merger Agreement.  Except as otherwise provided in the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained:

    (a) at any time prior to the Effective Time, by the mutual written consent of the Company and Parent;

    (b) at any time prior to the Effective Time, by either the Company or Parent, if

       (i) the Offer shall have expired or been terminated without satisfying the Minimum Condition, provided that Parent and Purchaser shall not be permitted to terminate the Merger Agreement pursuant to this paragraph(b)(i) if the Offer is terminated or expires without Shares having been accepted as a result of a breach by Parent or Purchaser of the Merger Agreement;

      (ii) as of July 31, 2001, Purchaser shall not have accepted for payment any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement under this paragraph (b)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a breach of the Merger Agreement.

    (c) at any time prior to the Effective Time, by either the Company or Parent, if there shall be any law or regulation that makes consummation of the transactions contemplated by the Merger Agreement illegal or if any judgment, injunction, order or decree of any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") enjoining Parent, the Purchaser or the Company from consummating the transactions contemplated by the Merger Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

    (d) at any time prior to the time the Shares have been accepted for payment by the Purchaser (the "Appointment Time"), if (i) the Company Board shall have withheld, withdrawn, modified or changed in any manner adverse to Parent, or failed to make, its approval or recommendation of the Merger, (ii) the Company Board shall have recommended to the stockholders of the Company any Acquisition Proposal (as defined below) or shall have resolved or announced an intention to do so, (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of the Company Common Stock is announced or commenced, and either (A) the Company Board recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten (10) business days of such commencement, the Company Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

    (e) at any time prior to the Effective Time, by the Company or Parent, upon written notice to the other party, in the event of a breach by the other party of any material representation or warranty or covenant contained in the Merger Agreement, which breach cannot be or has not been cured within 10 business days after the receipt of written notice to the breaching party of such breach, provided that such breach, individually or in the aggregate with other breaches, has had or is reasonably expected to have a Company Material Adverse Effect (as defined below) or Parent Material Adverse Effect (as defined below) (as the case may be) on the breaching party; or

    (f)  by the Company at any time prior to the acceptance by Purchaser of Shares tendered in the Offer, for the purpose of accepting a Superior Proposal (as defined below).

    "Company Material Adverse Effect"  means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries (as defined below), taking the Company and its Subsidiaries as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change in the market price or trading volume of the Company's stock after the date of the Merger Agreement, (ii) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period on or after the date of the Merger Agreement, (iii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Offer or Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (iv) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales which do not have a disproportionately adverse effect upon the Company; (v) any adverse change, effect, event occurrence, state of facts or development attributable or relating to out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by the Merger Agreement, or (vi) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the Merger Agreement.

    "Parent Material Adverse Effect"  means a material adverse effect on the ability of Parent or Purchaser to consummate the Offer and Merger, including, without limitation, the payment by Parent or Purchaser of the Offer Price in the Offer and Merger.

    "Subsidiary"  of a person means an affiliate of such person controlled by such person directly, or indirectly through one or more intermediaries.

    Acquisition Proposals.  The Merger Agreement provides that the Company shall not, and shall cause its Subsidiaries not to (whether directly or indirectly through advisors, representatives, agents or other intermediaries), and the Company shall cause its Subsidiaries and its and their respective officers, directors, advisors, representatives, agents or other intermediaries not to, directly or indirectly (a) solicit, initiate or encourage any Acquisition Proposal or (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any person that has made an Acquisition Proposal or has advised the Company that it is interested in making an Acquisition Proposal; provided that, if at any time prior to the acceptance of Shares pursuant to the Offer the Company receives an unsolicited Acquisition Proposal and if any only if (i) the Company Board believes in good faith, based on such matters as it deems relevant, and after consultation with the Company's financial advisor, that such Acquisition Proposal is a Superior Proposal or that there is a reasonable likelihood that such person will make a Superior Proposal and (ii) the Company Board determines in good faith, based on such matters it deems relevant and after consultation with the Company's outside legal q counsel, that the failure to engage in such negotiations or discussions or disclose such information or afford such access is likely to result in a breach of the fiduciary duties of the Company Board under applicable law, then the Company may (i) disclose such information or afford such access with respect to the Company and its Subsidiaries in response to an unsolicited request therefor, (ii) engage in discussions or negotiations regarding such Acquisition Proposal, and/or (iii) withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, the recommendation that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and (iv) approve, endorse or recommend such Acquisition Proposal. The Merger Agreement also requires that Company shall provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received promptly (within the shorter of one business day or 48 hours), which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof.

    "Acquisition Proposal"  means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 50% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of the Company, or a substantial portion of the assets of, the Company and its Subsidiaries taken as a whole, other than the transactions contemplated by the Merger Agreement.

    "Superior Proposal"  means an Acquisition Proposal which, in the reasonable judgment of the Company Board, based on such matters as it deems relevant and after consultation with the Company's financial advisor, (i) is likely to result in a transaction providing greater financial value to the Company's stockholders than that provided pursuant to the Merger Agreement and (ii) is likely of being financed by the person making such proposal.

    The Merger Agreement provides that the provisions described above will not prevent the Company Board from taking, and disclosing to the Company's stockholders, a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required under any applicable law or from taking any action ordered to be taken by any court of competent jurisdiction. Except as expressly permitted by the Merger Agreement or as otherwise required by the fiduciary responsibilities of the Company Board to the Company's stockholders pursuant to applicable law, the Company Board may not (i) withhold, withdraw, modify or change, in a manner adverse to Parent, or fail to make, the recommendation of the Company Board that the holders of Shares accept the Offer and tender their Shares, (ii) approve, endorse or recommend any Acquisition Proposal, or (iii) cause or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Acquisition Proposal.

    Fees and Expenses; Termination Fee.  The Merger Agreement provides that, except as set forth below, all costs and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    The Company shall pay to Parent the amount of $2,780,000 (the "Termination Fee"):

       (i) within one (1) business day after demand by Parent if the Merger Agreement is terminated by Parent pursuant to clause (d) under "Termination of the Merger Agreement" above (other than such a termination (A) after the occurrence of a Parent Material Adverse Effect or (B) in the event the representations and warranties of Parent were not true in all material respects at the time of the withdrawal, modification or amendment referred to in such clause (d) and such failure to be true would be reasonably likely to result in a Parent Material Adverse Effect); and

      (ii) within one (1) business day after demand by Parent if the Merger Agreement is terminated by Parent or the Company, as applicable, pursuant to clauses (b)(i) or (ii) under

  "Termination of the Merger Agreement" above, if (A) prior to such termination, an Acquisition Proposal shall have been publicly announced or shall have become publicly known and shall not have been unconditionally and publicly withdrawn prior to the date of any such termination, and (B) within twelve (12) months following such termination, either (1) a Company Acquisition (as defined below) is consummated, or (2) the Company enters into a definitive agreement or binding letter of intent providing for a Company Acquisition and such Company Acquisition is later consummated. "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by the Merger Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 30% of the aggregate equity interests in the surviving or resulting entity of such transaction or a parent entity following such transaction, (ii) a sale or other disposition by the Company of a business or assets representing 30% or more of the consolidated net revenues, net income or assets by the Company immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 30% of the voting power of the then outstanding shares of capital stock of the Company; or prior to the termination of the Merger Agreement by the Company for the purpose of accepting a Superior Proposal.

    Inducement Fee.  Parent shall pay to Company the amount of $1,000,000 within one (1) business day after demand by the Company if the Merger Agreement is terminated by the Company or Parent pursuant to clauses (b)(i) or (ii) under "Termination of the Merger Agreement" above, and, at the time of such termination, all conditions to the Offer have been satisfied other than the consummation of the transactions contemplated by the ENT Agreement or the issuance and admission for listing of New Parent Shares. See Section 15—"Certain Conditions of the Offer."

    Interim Operations of the Company.  In the Merger Agreement, the Company covenants and agrees as to itself and its Subsidiaries, that, unless otherwise approved in writing by Parent or expressly contemplated by the Merger Agreement or the disclosure schedule furnished by the Company to Parent (the "Disclosure Schedule"), during the period from the date of the Merger Agreement until the acceptance of Shares pursuant to the Offer:

       (i) the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, the Company will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained in the Merger Agreement false to an extent that would cause any of the conditions to the Offer not to be satisfied; provided, that notwithstanding the foregoing, the Company may continue the process of winding down operations of and dissolving its European subsidiaries;

      (ii) authorize for issuance, issue, sell, deliver, grant any options, warrants, stock appreciation rights, or stock issuance rights for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its share capital or any securities convertible into shares of any class of its share capital, except (i) pursuant to and in accordance with the terms of options outstanding as of the date of the Merger Agreement or granted pursuant to clause (iii) below, (ii) pursuant to the Company's Employee Stock Purchase Plan (to the extent shares of Common Stock have been paid for with payroll deductions), or (iii) the grant of options as set forth in Section 5.1(b) of the Disclosure Schedule or consistent with past practices to new employees (or, subject to the prior written consent of Parent, which consent shall not be unreasonably withheld, to existing employees in connection with regularly scheduled performance reviews);

      (iii) subdivide, cancel, consolidate or reclassify any shares of its capital stock, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, except as otherwise expressly provided in the Merger Agreement;

      (iv) (A) assume, guarantee, endorse or otherwise become liable or responsible (whether or not directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company), or (B) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company);

      (v) except as otherwise expressly contemplated by the Merger Agreement or as set forth in Section 5.1(b) of the Disclosure Schedule, (A) increase in any manner the compensation of (I) any employee who is not an officer of the Company or any Subsidiary (a "Non-Executive Employee"), except in the ordinary course of business consistent with past practice or (II) any of its directors or officers, except in the ordinary course of business, consistent with past practice, after consultation with Parent, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with any such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to Non-Executive Employees, in the ordinary course of business consistent with past practice; (C) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers, except as required by applicable law or with respect to severance or termination pay to Non-Executive Employees in the ordinary course of business, consistent with past practices; or (D) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (D) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

      (vi) except as otherwise expressly contemplated by the Merger Agreement, enter into, amend in any material respect or terminate any material contract or agreement to which any of the Company or any of its Subsidiaries is a party or by which any of them is bound, other than in the ordinary course of business consistent with past practice;

     (vii) authorize or commit to make any material capital expenditures not reflected in the budget previously provided in writing by the Company to Parent without the prior written consent of Parent, which consent shall not be unreasonably withheld;

     (viii) make any election under United States federal, state, provincial, local or foreign tax law which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

      (ix) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $200,000 without the consent of Parent, which consent shall not be unreasonably withheld or delayed;

      (x) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in connection with the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company reports filed with the Securities and Exchange Commission or incurred in the ordinary course of business consistent with past practice;

      (xi) take any action in contravention of the Rights Plan; or

     (xii) authorize, recommend, propose, agree or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    Board of Directors.  The Merger Agreement provides that, promptly upon the acceptance for payment of Shares pursuant to the Tender Offer, the Purchaser shall be entitled to designate such number of directors on the Company Board as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on Company Board equal to the product of (i) the total number of directors on Company Board and (ii) the percentage that the number of Shares purchased by the Purchaser in the Offer bears to the number of shares of Common Stock outstanding at such time, and the Company shall, at such time, cause the Purchaser's designees to be so elected by its existing Board of Directors; provided, that in the event that the Purchaser's designees are elected to the Company Board, until the Effective Time such Board of Directors shall have at least two directors who are directors of Company on the date of the Merger Agreement and who are not officers or employees of Company (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company on the date of the Merger Agreement shall designate two persons to fill such vacancies who shall not be officers or employees of the Company, or officers or affiliates of the Purchaser, and such persons shall be deemed to be Independent Directors. Subject to applicable law, the Company shall take all action requested by the Purchaser necessary to effect any such election, including mailing to its shareholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company will promptly, at the option of the Purchaser, either increase the size of the Company Board and/or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to, and to constitute a majority of, the Company Board as provided above.

    Stock Options.  The Merger Agreement provides that, as of the Effective Time, each Company option (an "Option") issued under the Stock Option Plans of the Company and outstanding immediately prior to the Effective Time shall become and represent, for each Share subject to such Option (to the extent exercisable immediately prior to or at the Effective Time), the right to receive a cash payment (the "Option Payment") in amount equal to $3.11 less the exercise price of such outstanding Option and any applicable withholding tax. As soon as practicable after the Effective Time, Parent shall pay out such amount, without interest, on each such outstanding Option. Promptly after the Effective Time, Parent shall make available to the Disbursement Agent for exchange in accordance with the Merger Agreement cash in an aggregate amount sufficient to permit payment of the aggregate Option Payment amounts, and such aggregate amount shall be included in the Exchange Fund for purposes of this Agreement. As of or promptly following the Effective Time, Parent shall cause the Disbursement Agent to mail (and make available for collection by hand) to each applicable Option holder, (i) a letter of transmittal (which shall specify that delivery shall be effected only upon proper delivery of the applicable documentation regarding the Option to be cancelled and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Options in exchange for the payment of the applicable Option Payment amount. No interest shall be paid or accrued for the benefit of the Option holders on the cash payable upon surrender of the Options.

    The holder of an Option that is outstanding and not vested immediately prior to the Effective Time (an "Unvested Option") shall, but only to the extent such Unvested Option vests additionally following the Effective Time in accordance with such holder's option agreement, be entitled, upon any such vesting date to receive a cash payment equal to $3.11 less the exercise price of such Option and any applicable withholding tax. Any such payment shall be made directly by Parent to each such holder who vests in accordance with such holder's option agreement following the Effective Time. No payment shall be owed by the Company, the Purchaser, Parent or the Surviving Corporation to the holder of an Unvested Option that expires by its terms with respect to any portion of such Unvested Option that has not vested on or prior to the voluntary or involuntary termination of employment of the holder of such Unvested Option.

    Indemnification, Exculpation and Insurance.  The Merger Agreement provides that the Surviving Corporation provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant to the Merger Agreement; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

    The Merger Agreement provides that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee as provided in the Certificate of Incorporation or by-laws of the Company, or in an agreement between an Indemnitee and the Company or a Subsidiary of the Company, in either case as in effect on the date of the Merger Agreement, shall survive the Merger and continue in full force and effect in accordance with its terms.

    The Merger Agreement also provides that from and after the Appointment Time, Parent shall or shall cause the Surviving Corporation to indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "Indemnitees") to the same extent as set forth in the paragraph immediately above. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within six years after the Effective Time, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

    Representations and Warranties.  The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; SEC filings; absence of certain changes; litigation; contracts; compliance with laws; labor matters; environmental matters; employee benefits matters; taxes; intellectual property; real and personal property; state takeover statutes; brokers; the inapplicability of the Rights Agreement to the Offer and the Merger; and the opinion of the Company's financial advisor.

    Procedure for Amendment, Extension or Waiver.  The Merger Agreement provides that it may be amended in writing by the parties thereto at any time, whether before or after the Stockholder Approval has been obtained; provided, that, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the price per Share payable pursuant to the Offer and, after the Stockholder Approval, if required, has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the parties without the further approval of such stockholders. Following the consummation of the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (iii) extend the time for performance of Parent and Purchaser's respective obligations under the Merger Agreement.

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit (d)(1) to this Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

THE COMPANY STOCKHOLDER AGREEMENT

    On May 4, 2001, the Company Stockholder Agreements (the "Company Stockholder Agreements") were executed by and among Parent, the Purchaser and certain executive officers and directors (the "Selling Stockholders") of the Company. The following summary of the material terms of the Company Stockholder Agreements is qualified in its entirety by reference to the form of Company Stockholder Agreement filed as an Exhibit hereto.

    Voting of Shares.  Each Selling Stockholder agrees that during the period commencing as of the date of the Company Stockholder Agreement, and continuing until the date that either (a) the Merger Agreement terminates pursuant to its terms or (b) the Merger Agreement becomes effective in accordance with its terms and conditions, whichever first occurs (the "Stockholder Agreement Expiration Date"), each Selling Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially owned by such Selling Stockholder at any meeting of the holders of the Shares, (i) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof; (ii) against any approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

    Irrevocable Proxy.  Effective from the execution of the Company Stockholder Agreement, each Selling Stockholder has agreed to appoint certain officers of Parent, and their respective successors and designees, as true, lawful and irrevocable (until the Stockholder Agreement Expiration Date) proxies and attorneys-in-fact (with full power of substitution) to vote their Shares, or to grant a consent or approval in respect of such Shares. Each Selling Stockholder granted to Parent and its respective successors and designees an irrevocable proxy coupled with an interest.

    Other Covenants, Representations and Warranties.  The Company Stockholder Agreement contains certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Selling Stockholders as to ownership of their Shares, power and authority.

    Tender of Shares, Restrictions on Transfer, Proxies and Non-Interference.  Each Selling Stockholder shall tender his or its Shares in the Offer and shall not withdraw any Shares therefrom unless and until the Merger Agreement is terminated in accordance with its terms without such Shares being purchased by Purchaser pursuant to the Offer. Each of the Selling Stockholders has agreed not, directly or indirectly, to: (i) tender his or its Shares in any other tender offer or exchange offer for the Shares; (ii) except as contemplated by the Company Stockholder Agreement or the Merger Agreement, otherwise offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to any interest therein; (iii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iv) take any action that would make any representation or warranty of any such Selling Stockholder untrue or incorrect or have the effect of preventing or disabling such Selling Stockholder from performing such Selling Stockholder's obligations under the Company Stockholder Agreement.

    Termination.  Except as otherwise provided therein, the Company Stockholder Agreement shall terminate as of the Stockholder Agreement Expiration Date.

APPRAISAL RIGHTS

    No appraisal rights to seek to obtain the "fair value" of their Shares are available to stockholders of the Company in connection with the Offer. However, if the Merger is consummated, a stockholder of the Company who has not tendered his shares will have certain rights under Section 262 of the DGCL to dissent from the Merger, demand appraisal of and obtain payment in cash for the fair value of that stockholder's Shares. Those rights, if the statutory procedures set forth in Section 262 of the DGCL are complied with, could lead to a judicial determination of the fair value (immediately prior to the effective date of the Merger) required to be paid in cash to dissenting stockholders of the Company for their Shares. Any judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the consideration payable in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the consideration payable in the Merger.

    The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights (the "Dissenting Shares") shall not be converted into or represent a right to receive the Per Share Amount pursuant to the Merger Agreement, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL.

    In addition, the Merger Agreement provides that if any stockholder of the Company who asserts dissenters' rights with respect to its Shares under the DGCL effectively withdraws or otherwise loses for any reason (including failure to perfect) dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent only the right to receive the consideration payable in the Merger from the Surviving Corporation, without interest thereon, upon surrender of the certificate or certificates formerly representing such Dissenting Shares.

    The Merger Agreement further provides that the Company shall give Parent (i) prompt notice of any written demand for appraisal, any withdrawal of a demand for appraisal and any other instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under such Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 253 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING-PRIVATE TRANSACTIONS

    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

14. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that from the date of the Merger Agreement, without the prior approval of Parent, the Company may not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock. See Section 13—"The Merger Agreement, The Company Stockholder Agreement."

15. CERTAIN CONDITIONS OF THE OFFER

    (a) Notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for any Shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)), the payment for, any tendered Shares, if by the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement):

       (i) the number of Shares validly tendered and not withdrawn, together with any shares of Common Stock then owned by Parent or the Purchaser, shall not satisfy the Minimum Condition; or

      (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated.

    (b) In addition, notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for any Shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)), the payment for any tendered Shares, if at any time prior to acceptance for payment of or payment for shares of Common Stock, any of the following events or conditions shall occur or exist:

       (i) there shall have been instituted or be pending any action or proceeding by any Governmental Entity, whether or not having the force of law, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the shares of Common Stock by the Purchaser, Parent or any affiliate of Parent or the consummation by the Purchaser or Parent of the Offer or the Merger, or seeking to obtain damages in connection with the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or the Purchaser's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of any portion of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries, or any of their respective affiliates, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its subsidiaries or any of their respective affiliates, (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any shares of Common Stock; or

      (ii) there shall have been any action taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable Parent or the Purchaser or any other subsidiary or affiliate of Parent, the Company or any of its Subsidiaries or the Offer, the acceptance for payment of or payment for any shares of Common Stock, the Merger or any other Transaction, by any Governmental Entity (other than the application of the routine waiting period provisions of the HSR Act), that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (a) above; or

      (iii) an event shall have occurred that has had a Company Material Adverse Effect; or

      (iv) the Company shall have breached or failed to perform in any respect any of its covenants or agreement under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any respect when made or at any time prior to consummation of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of a certain date, which shall be true as of such date), and in either case the effect thereof shall have had a Company Material Adverse Effect; or

      (v) the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer; or

      (vi) the issuance of New Parent Shares shall not have been completed in accordance with the Somnus Placing Agreement; or

     (vii) the issuance of New Parent Shares shall not have been completed in accordance with the ENT Placing Agreement; or

     (viii) the New Parent Shares to be issued pursuant to the Somnus Placing Agreement shall not have been admitted to the U.K. Listing Authority's Official List; or

      (ix) the New Parent Shares to the issued pursuant to the ENT Placing Agreement shall not have been admitted to the U.K. Listing Authority's Official List; or

      (x) the transactions contemplated by the ENT Agreement shall not have been consummated.

16. LEGAL MATTERS

    Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of Parent, the Purchaser or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." Although (except as otherwise expressly described in this Section 16) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 15 for a description of certain conditions to the Offer.

    State Takeover Laws.  A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company is incorporated under the laws of the State of Delaware, which has certain "anti-takeover" laws.

    Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions,

including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement, the Company Stockholder Agreement and Purchaser's acquisition of Shares pursuant to the Offer. Therefore, Section 203 of the DGCL is inapplicable to the Offer, the Merger and the Company Stockholder Agreement.

    The Company currently does business in a number of states. Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

    Antitrust Law.  Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the "FTC"), or unless early termination of such waiting period is granted. Parent has filed such Notification Report Form. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    Foreign Approvals.  The Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdiction. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that a challenge to the Offer under these foreign laws on competition or other grounds will not be made or, if such a challenge is made, of the result thereof, or that the Purchaser will be able to cause the Company to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company after purchase of the Shares pursuant to the Offer. The Purchaser believes that no notice of the acquisition of the Company will have to be filed under the laws of any foreign jurisdiction.

    Shareholder Rights Agreement.  The Company has taken all actions and completed all amendments, if any, necessary or appropriate so that the Rights Agreement is inapplicable to the transactions contemplated by the Merger Agreement. The execution of the Merger Agreement and the consummation of the transactions contemplated thereby do not and will not (i) result in Parent's being an "Acquiring Person" (as such term is defined in the Rights Agreement), (ii) result in the ability of any person to exercise any rights under the Rights Agreement, (iii) enable or require the "Rights" (as such term is defined in the Rights Agreement) to separate from the shares of Preferred Stock to which they are attached or to be triggered or become exercisable, or (iv) otherwise result in the occurrence of a "Distribution Date" or "Share Acquisition Date" (as such terms are defined in the Rights Agreement).

17. FEES AND EXPENSES

    Parent and the Purchaser have retained MacKenzie Partners, Inc., to act as the Information Agent, and Wilmington Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Parent nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Parent or the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company will file the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8—"Certain Information Concerning the Company" (except that such material will not be available at the regional offices of the Commission).

May 7, 2001	GYRUS ACQUISITION, INC.
	By:	Name: Title:

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND THE PURCHASER

    1.  Directors and Executive Officers of Parent.  The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, each person's business address is that of the Parent. Mr. Murphy and Mr. Smith are citizens of the United States, and each other director and executive officer is a citizen of the United Kingdom.

Name and Business Address	Position with Parent; Present Occupation or Employment; Material Positions Held During the Past Five Years.
Brian Steer	Mr. Steer serves as Executive Chairman of Parent, a position that he has held since April 1996. Mr. Steer joined Parent as a consultant in January 1994 and was appointed to the Board of Parent in November 1994. Mr. Steer previously served until 1994 as President of Zimmer International, Inc., where he was employed for the previous ten years.
Mark Goble	Dr. Goble serves as Group Managing Director of Parent and is one of its founders. Mr. Goble is a qualified surgeon whose last appointment was Senior Registrar in Urology at Bristol Royal Infirmary.
Colin Goble
Mr. Goble serves as Group Technical Director of Parent and is one of its founders. Prior to founding Parent in 1989, Mr. Goble was a Senior Lecturer in Electronic Engineering at the University of Glamorgan.
Tom Murphy
Mr. Murphy serves as Group Finance Director of Parent. Prior to his association with Parent, Mr. Murphy served as Vice President—Finance and Administration of Everest Medical Corporation from 1997 to 2000 and was employed by Everest Medical Corporation from 1994 to 2000.
Chris Smith
Mr. Smith has served as a director of Parent since March 2001, and also serves as the President and CEO of Gyrus Medical, Inc., a subsidiary of Parent. Previously, he served as President of America Health Sciences.
Jon Moore	Mr. Moore serves as a director of Parent. He is also a director of Gyrus Medical Limited, a subsidiary of Parent, where he has been employed since 1991.
Michael Garner
Mr. Garner serves as a Non-Executive Director of Parent. Mr. Garner previously served as Finance Director of TI Group PLC from 1979 to 1993. Mr. Garner was also a founding member of the Accounting Standards Board and has been a member of The Hundred Group of Finance Directors since 1978. Mr. Garner currently serves as a Non-Executive Director of a number of other companies, including C&J Clark Ltd. and Enterprise Inns PLC.

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Charles Goodson-Wickes
Dr. Goodson-Wickes serves as a Non-Executive Director of Parent, a position that he has held since 1997. Dr. Goodson-Wickes also serves as Chief Executive of Medarc Ltd., a business consultancy, as a Director of Nestor Healthcare Group PLC and holds a number of other non-executive directorships. Dr. Goodson-Wickes previously served as a Member of the British Parliament for ten years, serving as Parliamentary Private Secretary in three government departments. Dr. Goodson-Wickes is also qualified both as a physician and a barrister.
Gordon Roy Davis
Mr. Davis serves as a Non-Executive Director of Parent. Mr Davis also currently serves as Vice President, European Director and Head of the European Operations Management Practice of Arthur D Little. Mr. Davis has served as a Non-Executive Director of Osmetech PLC since February 2000. Mr. Davis previously served as Operations Director of Tricom and Wyatts, two electronics companies.

    2.  Director and Executive Officers of the Purchaser.  The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the sole director and executive officers of the Purchaser are set forth below. The business address of each of the directors and officers listed below is Fortran Road, St. Mellons, Cardiff CF3 OLT, United Kingdom.

Name and Business Address	Position with the Purchaser; Present Occupation or Employment; Material Positions Held During the Past Five Years.
Brian Steer	Mr. Steer serves as Chairman of the Board of Directors of the Purchaser. For additional information regarding Mr. Steer, see the information regarding directors and executive officers of Parent above.
Mark Goble
Mr. Goble serves as Chief Executive Officer and as a Director of the Purchaser. For additional information regarding Mr. Goble, see the information regarding directors and executive officers of Parent above.
Tom Murphy
Mr. Murphy serves as Chief Financial Officer, Secretary and as a Director of the Purchaser. For more information regarding Mr. Murphy, see the information regarding directors and executive officers of Parent above.

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    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below

The Depositary for the Offer is:
WILMINGTON TRUST COMPANY
By Mail:	By Facsimile Transmission:	By Hand or Overnight:
Wilmington Trust Company Corporate Trust Reorganization Operations P.O. Box 8861 Wilmington, DE 19899-88610	(For Eligible Institutions only) (302) 651-1079 Confirm Facsimile Transmission: By telephone only (302) 651-8869	Wilmington Trust Company 1105 North Market Street, 1st Floor Wilmington, DE 19801 Attn: Corporate Trust Reorganization Operations

    Questions and requests for assistance may be directed to the Information Agent at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

156 Fifth Avenue
New York, NY 10010
(212) 929-5500 (call collect)
or
CALL TOLL FREE (800) 322-2885

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EXHIBIT(a)(1)(A)
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SOMNUS MEDICAL TECHNOLOGIES, INC. SUMMARY CONSOLIDATED FINANCIAL INFORMATION (In thousands, except per share amounts)
GYRUS GROUP PLC CONSOLIDATED PROFIT AND LOSS ACCOUNTS
GYRUS GROUP PLC CONSOLIDATED BALANCE SHEETS
GYRUS GROUP PLC CONSOLIDATED CASH FLOW STATEMENTS
GYRUS GROUP PLC RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS
GYRUS GROUP PLC HISTORICAL FINANCIAL DATA
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER